UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 17, 2006

VYYO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30189	94-3241270
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4015 Miranda Avenue, First Floor, Palo Alto, California		94304
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code  (650) 319-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On February 17, 2006, Vyyo Inc. (the “Registrant”) entered into a Separation Agreement and Release (the “Separation Agreement”) with Andrew P. Fradkin, the Registrant’s General Counsel and Secretary.  The Separation Agreement is effective February 25, 2006 (the “Effective Date”).

The Separation Agreement provides that Mr. Fradkin will receive a total one-time payment of $110,000, subject to applicable tax withholdings.  Commencing February 18, 2006 and continuing until December 31, 2006 (the “Consulting Period”), Mr. Fradkin will be engaged by the Registrant as a consultant to perform certain services to be agreed upon.  As consideration for the performance of these consulting services, the Registrant will pay to Mr. Fradkin:  (a) $42,000, payable in one installment of $2,000 (for the period February 18 through February 28, 2006) and 10 equal monthly installments of $4,000; and (b) $1,295.55 per month, constituting the cost of health insurance premiums for the Consulting Period, as may be adjusted to account for rate changes (which amount may be paid directly to the health insurance provider in Mr. Fradkin’s sole discretion), subject to applicable tax.

During the Consulting Period, Mr. Fradkin’s outstanding stock options shall continue to vest according to their terms.  Mr. Fradkin will be allowed to exercise his options that have vested on or before December 31, 2006 (and only the vested options) no later than 90 days after the last day of the Consulting Period.

In addition, the Registrant will pay to Mr. Fradkin a bonus in the amount of $50,000 upon the closing by the Registrant of a Financing Event, provided that the Financing Event occurs on or before May 31, 2006.  A “Financing Event” means the receipt of $10,000,000 or more by the Registrant in one or more related transactions of equity or debt, or a combination of equity or debt.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02(b)          The information set forth above under Item 1.01 with respect to Mr. Fradkin’s Separation Agreement is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYYO INC.

Date: February 22, 2006	By:	/s/ Tashia L. Rivard
Tashia L. Rivard
Acting General Counsel